COTT CORPORATION ANNOUNCES APPOINTMENT
OF GEORGE A. BURNETT TO BOARD OF DIRECTORS
(Toronto, Canada — May 17, 2006) Cott Corporation (NYSE:COT; TSX:BCB) announced today the appointment of George A. Burnett to its Board of Directors, effective June 1, 2006.
Mr. Burnett brings a wealth of experience to Cott’s Board, both as a director and former chief executive officer. Most recently, he was Chairman of R.H. Donnelley, involved in board and integration activities relating to Donnelley’s merger with Dex Media, Inc. R.H. Donnelley is a leading U.S. Yellow Pages and online local commercial search company.
Prior to the merger, Mr. Burnett was president, chief executive officer and director of Dex Media, the official publisher of White and Yellow Pages for Qwest Communications International Inc. In 2004, the company published 44.5 million copies of 269 directories in 14 U.S. states. During his tenure as CEO, Mr. Burnett led one of the largest leveraged buyouts in U.S. history when Qwest sold the Yellow Pages unit (Qwest Dex) in 2002 and Dex Media was created.
Previously, Mr. Burnett spent six years in senior roles with AT&T managing local services, basic schedule customers and card and operator services. For many years, he was a highly-respected advertising executive with D’Arcy, Masius, Benton & Bowles where he managed key accounts for The Procter & Gamble Company and M&M Mars.
“We’re very pleased to welcome George to our Board and we look forward to his contributions as we work with management on the strategies to reposition Cott for long-term, sustainable profitability,” said Frank Weise, Chairman of the Cott Board of Directors. “George’s senior level experience with multinational public companies will be a great asset as we assess avenues for future growth.”
“I’m honored to be joining the Cott Board at a time when the Company is clearly focused on taking the actions necessary to grow shareowner value,” commented Mr. Burnett. “My fellow board members have a significant amount of talent and business experience and I look forward to working with them to help Cott maximize the opportunities ahead.”
About Cott Corporation
Cott Corporation is one of the world’s largest retailer brand beverage suppliers whose principal markets are the United States, Canada, the United Kingdom and Mexico. The Company’s website is www.cott.com.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance,

financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and lower logistics costs, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
COTT CONTACTS:

Media Relations
Kerry Morgan	Tel: (416) 203-5613

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617

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